Exhibit 23.1 – Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Applied Minerals, Inc. on Form S-8 (No. 33-XXXXXX) to be filed on or about July 26, 2019 of our report dated April 17, 2018, on our audit of the consolidated financial statements as of December 31, 2017 and for the year then ended which report was included in the Annual Report on Form 10-K filed April 16, 2019. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
July 26, 2019